EXHIBIT 10.2

MULTI-LOCATION ASSIGNMENT TAX GUIDELINES

Introduction

As part of the Multi-location Assignment, employees on assignment (the “Assignees”) may be required to report income and pay taxes in the Assignment Location(s), as well as in the  Home Location.

The Company’s goal is to comply with all income (including but not limited to federal, state and local, cantonal, and provincial) and social security tax regulations of the Home and Assignment Locations.

To ensure understanding of and compliance with the appropriate tax regulations, the Company has outlined these Multi-location Assignment Tax Guidelines (the “Tax Guidelines”), which will apply during the assignment.

Tax Consultation Services

Dresser-Rand has engaged the services of a third party accounting or other professional firm appointed by the Company (the “Outside Firm”) to provide tax preparation and consultation services throughout the Multi-location Assignment and thereafter, to the extent the Company deems appropriate.

Tax Methodology

During the Multi-location Assignment, tax equalization benefits will not be made available to Assignee’s.  Each Assignee will be responsible for his or her actual Home and Assignment Location country tax liabilities; however, in cases where incremental taxes become payable by an Assignee as a result of the Assignment, the Company will reimburse the Assignee for such incremental taxes. Any tax assets or benefits created by such reimbursements will be and remain the property of the Company until such time as they are recovered, and will be paid to the Company by the Assignee at such time as they are utilized by Assignee.

Basic Calculation Method

During the year, the Company will deduct the taxes (if any) required per Home and Assignment Location regulations from Home Location payroll, taking into account expected credits arising from taxes on employee compensation in the Assignment Location. The locally-required amounts will be remitted to the Assignment Location tax authorities.

The calculations will be performed periodically and as required by law to comply with reporting, withholding, and payment requirements. The frequency and method of payment will be communicated to Assignees.

At year-end, after the Home and Assignment Location tax returns have been finalized, the final tax liability will be computed. The calculation is based on Home Location tax laws then in effect.

If the total final tax liability (Home and Assignment Location) of an Assignee exceeds the Home Location taxes that would normally have been assessed against the Assignee on all sources of

EXHIBIT 10.2

income (Company and Personal income and deductions), the Company will reimburse such Assignee for the incremental taxes, subject to the terms and conditions of these Tax Guidelines.

Withholding and Deductions

Home and Assignment Location withholding and/or payment amounts will be deducted from each Assignee’s Home Location payroll as noted above, and necessary amounts will be remitted to the Assignment Location tax authorities to fund local withholding and payment obligations.

The Outside Firm will determine and communicate the applicable Home and Assignment Location withholding and/or payment requirements.

Assignee  Responsibilities

Assignees may be required to submit tax returns in any location in which tax obligations arise or where filing is otherwise required.  The Company expects Assignees to observe appropriate regulations and the Dresser-Rand Code of Conduct. Each Assignee’s cooperation in preparing and filing the required tax return(s), as well as making appropriate payments, is essential to this process.

Despite the fact that the Company has agreed to provide Assignees with certain tax services, each Assignee must provide all necessary tax information. In addition, each Assignee must ensure Home and Assignment Location tax returns are submitted in due time in accordance with the instructions provided by the Outside Firm

Each Assignee is required to use all reasonable efforts to manage the amount of time spent in the Assignment Location to maintain a nonresident tax status.  Any deviations from this requirement must be approved in advance by the CEO, or with respect to the CEO, the independent members of the Board of Directors.  The requirements for maintaining nonresident tax status in each Assignment Location are outlined in a country specific exhibit attached to these Tax Guidelines.

Personal Financial Transactions

Undertaking personal financial transactions (examples including as outlined below) in an Assignment Location could create an adverse impact on the tax liability of an Assignee.  If the Assignee creates an adverse tax impact due to personal financial transactions, notwithstanding anything herein to the contrary all incremental taxes are the personal responsibility of the Assignee.

An Assignee should seek advice from the Company and/or the Outside Firm before proceeding with personal financial transactions, in the Assignment Location, to avoid additional personal tax liability, where possible.

Personal financial transactions which could cause adverse tax liability  include, but are not limited to:

o	Purchasing a home or other property in an Assignment Location;
o	Acquiring a business interest in an Assignment Location company (becoming a director or owner in an Assignment Location company/partnership, etc.);

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o	Making investments in an Assignment Location.

As stated in the tax methodology, all tax liabilities are the responsibility of the Assignee. Therefore, if a personal financial transaction creates a tax benefit to the Assignee, that benefit also belongs to the Assignee.

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Record Keeping Requirements

Reporting Non-company Compensation

Each Assignee will be responsible for providing the Outside Firm with details of compensation paid to the Assignee and his/her spouse/partner by other employers, as well as personal income (i.e., interest, dividends, etc.) and deduction information.

Travel Calendar

It is imperative that each Assignee keep a detailed log of travel for each calendar year in which the Assignee is covered by the Tax Guidelines. The Outside Firm will provide the Assignee access to software and the electronic travel calendar for tracking purposes. The log will be used to compile the following information:

Total days worked in the year detailed by month;

Days worked in each location, separated on a country-by-country (or state-by-state) basis;

Days physically present in each location, separated on a country-by-country basis.

Maintaining a detailed travel log includes closely monitoring presence and workdays in the Assignment and other locations to minimize the tax liability(ies).

Depending on facts and circumstances, it may be necessary to report the travel of the spouse/partner in each location

Note that the travel calendar also includes days in the Home and/or Assignment Location purely for non-work purposes, such as vacation.

Other Location-Specific Actions and Record Keeping

Assignees actions and record keeping may vary depending on the particular Assignment Location and facts and circumstances in each individual case. Therefore, from time to time, additional requirements may be applicable. The Outside Firm will provide each Assignee with location-specific information and tools to assist in minimizing the tax obligation(s). Location-specific information may be found in the appropriate country Exhibit. From time to time, the Exhibit(s) will be updated to provide current/updated information and to add new locations as the need may arise.

Income Tax Organizer

The Outside Firm will send each Assignee an Income Tax Organizer to be used in preparing the Home and Assignment Location income tax returns. As outlined under the heading “Assignee Responsibilities” above,  each Assignee must carefully complete all requested information and return the Tax Organizer in a  timely manner, according to submission and filing deadlines provided by the Outside Firm.

Company wage and employment income information is provided by Dresser-Rand directly to the Outside Firm.

If the Assignee is assessed any penalties and interest on income that was not disclosed to the Outside Firm, and not included in the appropriate tax returns, the Assignee will be responsible for those penalties and interest due to the lack of initial disclosure.

Agreement

Assignees agree to the following during the Multi-location Assignment and for a period following the Assignment where necessary:

•	That the Company is authorized to share the wage and employment income to the Outside Firm;

•	That any tax benefits derived from Assignment Location tax payments, made by the Company, will be returned to the Company after individual tax returns are filed;

•	To authorize the Company to deduct (reduce from Assignee’s earnings) any amounts owed under the Tax Guidelines and where permitted by law; and

•	That benefits under the Tax Guidelines shall be construed and interpreted in accordance with the laws of the State of Texas without regard to its conflict of laws principles.

Tax Guidelines  Conditions

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The Company reserves the right to make final decisions as to the interpretation and application of the Tax Guidelines and associated practices. The Tax Guidelines will be continuously reviewed to ensure appropriateness and from time to time may be modified or changed to better meet the needs of the Assignees and/or the Company.

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The contents of the Tax Guidelines shall not be construed as constituting or creating an employment agreement or contract with the Assignee. The statements included in the Tax Guidelines supersede all previous statements to the Assignee related to International Assignment(s) and associated  tax-related matters.